Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
October 31, 2023	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Third Quarter 2023 Earnings

Third Quarter Highlights

•	Third quarter 2023 net income attributable to Huntsman of $0 million compared to $100 million in the prior year period; third quarter 2023 diluted earnings per share of $0.00 compared to $0.50 in the prior year period.

•	Third quarter 2023 adjusted net income attributable to Huntsman of $27 million compared to $141 million in the prior year period; third quarter 2023 adjusted diluted earnings per share of $0.15 compared to $0.71 in the prior year period.

•	Third quarter 2023 adjusted EBITDA of $136 million compared to $271 million in the prior year period.

•	Third quarter 2023 net cash provided by operating activities from continuing operations was $167 million. Free cash flow from continuing operations was $117 million for the third quarter 2023 compared to $228 million in the prior year period.

•	Repurchased approximately 3.8 million shares for approximately $101 million in the third quarter 2023.

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2023	2022	2023	2022
Revenues	$1,506	$2,011	$4,708	$6,373
Net income attributable to Huntsman Corporation	$-	$100	$172	$551
Adjusted net income (1)	$27	$141	$103	$628
Diluted income per share	$-	$0.50	$0.95	$2.66
Adjusted diluted income per share(1)	$0.15	$0.71	$0.57	$3.03
Adjusted EBITDA(1)	$136	$271	$428	$1,068
Net cash provided by operating activities from continuing operations	$167	$285	$85	$595
Free cash flow from continuing operations(2)	$117	$228	$(62)	$409

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported third quarter 2023 results with revenues of $1,506 million, net income attributable to Huntsman of $0 million, adjusted net income attributable to Huntsman of $27 million and adjusted EBITDA of $136 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“Between 2020 and 2022 we strengthened our balance sheet through a combination of timely strategic divestitures and improved free cash flow generation. These actions placed us in a strong position to weather the current year of depressed demand and economic uncertainty. Last quarter, we stated that we thought 2023 was going to be a more difficult year than 2020. This has clearly been the case. The fourth quarter will likely be the most challenging period in recent memory due to a combination of weak demand, pricing pressure, and aggressive customer inventory management.

Even against this backdrop, our financial discipline has meant that we have been able to return cash to shareholders throughout 2023 via consistent share repurchases and an improved dividend. In addition, we continue to invest in strategic projects which will ensure the Company is in the best possible position when our markets begin to improve. Cost control remains a priority and we will deliver our current savings program of $280 million by year end. Beyond 2023, we will continue to find additional opportunities to improve the cost structure of the Company.

Above all, our portfolio provides energy saving solutions that the world needs, and we are highly confident in the long-term outlook for the products we sell. We will remain balanced and disciplined in our approach to invest for growth, return capital to shareholders, and improve our costs. We are looking forward to improved economic conditions in 2024.”

Segment Analysis for 3Q23 Compared to 3Q22

Polyurethanes

The decrease in revenues in our Polyurethanes segment for the three months ended September 30, 2023 compared to the same period of 2022 was primarily due to lower MDI average selling prices and lower sales volumes combined with an adverse sales mix. MDI average selling prices decreased due to less favorable supply and demand dynamics. Sales volumes decreased primarily due to lower demand, primarily in the Americas. Sales mix was adverse with proportionally lower sales of higher priced products. The decrease in segment adjusted EBITDA was primarily due to lower MDI margins and lower sales volumes, partially offset by higher equity earnings from our minority-owned joint venture in China.

Performance Products

The decrease in revenues in our Performance Products segment for the three months ended September 30, 2023 compared to the same period of 2022 was primarily due to lower sales volumes and reduced average selling prices. Sales volumes decreased in all regions primarily due to slowing construction activity and reduced demand in agrochemicals, coatings and adhesives, fuel and lubes and other industrial markets. The decrease in segment adjusted EBITDA was primarily due to decreased sales volumes and lower average selling prices.

Advanced Materials

The decrease in revenues in our Advanced Materials segment for the three months ended September 30, 2023 compared to the same period of 2022 was primarily due to lower sales volumes, while average selling prices remained relatively flat. Sales volumes decreased primarily due to reduced customer demand in our infrastructure and industrial markets and the deselection of lower margin business. The decrease in segment adjusted EBITDA was primarily due to lower sales volumes.

Corporate, LIFO and other

For the three months ended September 30, 2023, adjusted EBITDA from Corporate and other was a loss of $41 million as compared to a loss of $35 million for the same period of 2022 due to an adverse year on year impact from foreign exchange.

Liquidity and Capital Resources

During the three months ended September 30, 2023, our free cash flow from continuing operations was $117 million as compared to $228 million in the same period of 2022. As of September 30, 2023, we had approximately $1.8 billion of combined cash and unused borrowing capacity.

During the three months ended September 30, 2023, we spent $50 million on capital expenditures from continuing operations as compared to $57 million in the same period of 2022. During 2023, we expect to spend approximately $230 million on capital expenditures.

Income Taxes

In the third quarter of 2023, our effective tax rate was 64% and our adjusted effective tax rate was 37%. We expect our 2023 adjusted effective tax rate to be approximately 33% to 35%. We expect our long-term adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our third quarter 2023 financial results on Wednesday, November 1, 2023, at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=3CsNb818

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the fourth quarter 2023, a member of management is expected to present at:

Morgan Stanley Materials Conference on November 14, 2023

Citi’s Basic Materials Conference on November 28, 2023

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In millions, except per share amounts	2023	2022	2023	2022
Revenues	$1,506	$2,011	$4,708	$6,373
Cost of goods sold	1,275	1,662	3,954	5,017
Gross profit	231	349	754	1,356
Operating expenses, net	198	199	609	621
Restructuring, impairment and plant closing costs	6	12	7	36
Operating income	27	138	138	699
Interest expense, net	(15)	(16)	(48)	(46)
Equity in income of investment in unconsolidated affiliates	30	21	70	55
Other income (expense), net	-	3	(2)	14
Income from continuing operations before income taxes	42	146	158	722
Income tax expense	(27)	(30)	(66)	(155)
Income from continuing operations	15	116	92	567
(Loss) income from discontinued operations, net of tax(3)	-	(1)	120	30
Net income	15	115	212	597
Net income attributable to noncontrolling interests	(15)	(15)	(40)	(46)
Net income attributable to Huntsman Corporation	$-	$100	$172	$551

Adjusted EBITDA(1)	$136	$271	$428	$1,068
Adjusted net income (1)	$27	$141	$103	$628

Basic income per share	$-	$0.51	$0.96	$2.69
Diluted income per share	$-	$0.50	$0.95	$2.66
Adjusted diluted income per share(1)	$0.15	$0.71	$0.57	$3.03

Common share information:
Basic weighted average shares	176	198	179	205
Diluted weighted average shares	177	199	181	207
Diluted shares for adjusted diluted income per share	177	199	181	207

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Nine months ended
	September 30,		Better /	September 30,		Better /
In millions	2023	2022	(Worse)	2023	2022	(Worse)
Segment Revenues:
Polyurethanes	$967	$1,257	(23)%	$2,970	$3,996	(26)%
Performance Products	277	434	(36)%	918	1,406	(35)%
Advanced Materials	268	328	(18)%	841	999	(16)%
Total Reportable Segments' Revenues	1,512	2,019	(25)%	4,729	6,401	(26)%
Intersegment Eliminations	(6)	(8)	n/m	(21)	(28)	n/m
Total Revenues	$1,506	$2,011	(25)%	$4,708	$6,373	(26)%

Segment Adjusted EBITDA(1):
Polyurethanes	$81	$138	(41)%	$235	$591	(60)%
Performance Products	47	110	(57)%	173	408	(58)%
Advanced Materials	49	58	(16)%	148	192	(23)%
Total Reportable Segments' Adjusted EBITDA(1)	177	306	(42)%	556	1,191	(53)%
Corporate, LIFO and other	(41)	(35)	(17)%	(128)	(123)	(4)%
Total Adjusted EBITDA(1)	$136	$271	(50)%	$428	$1,068	(60)%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	September 30, 2023 vs. 2022
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	(14)%	0%	(4)%	(5)%	(23)%
Performance Products	(12)%	1%	(26)%	1%	(36)%
Advanced Materials	(2)%	1%	(18)%	1%	(18)%

	Nine months ended
	September 30, 2023 vs. 2022
	Average Selling Price(a)
	Local	Exchange	Sales	Sales Mix
	Currency	Rate	Volume(b)	& Other	Total
Polyurethanes	(8)%	(1)%	(12)%	(5)%	(26)%
Performance Products	(6)%	0%	(30)%	1%	(35)%
Advanced Materials	2%	(1)%	(17)%	0%	(16)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2023	2022	2023	2022	2023	2022	2023	2022
Net income	$15	$115			$15	$115	$0.08	$0.58
Net income attributable to noncontrolling interests	(15)	(15)			(15)	(15)	(0.08)	(0.08)
Net income attributable to Huntsman Corporation	-	100			-	100	-	0.50
Interest expense, net from continuing operations	15	16
Income tax expense from continuing operations	27	30	$(27)	$(30)
Income tax expense (benefit) from discontinued operations(3)	(2)	7
Depreciation and amortization from continuing operations	69	72
Depreciation and amortization from discontinued operations(3)	-	3
Business acquisition and integration expenses and purchase accounting inventory adjustments	-	1	1	(1)	1	-	0.01	-
Costs associated with the Albemarle Settlement, net	-	1	-	(1)	-	-	-	-
EBITDA / Loss (income) from discontinued operations(3)	2	(9)	N/A	N/A	-	1	-	0.01
Loss on sale of business/assets	-	16	-	(4)	-	12	-	0.06
Fair value adjustments to Venator investment, net	-	7	-	-	-	7	-	0.04
Certain legal and other settlements and related expenses	2	1	-	(1)	2	-	0.01	-
Certain non-recurring information technology project implementation costs	2	1	1	-	3	1	0.02	0.01
Amortization of pension and postretirement actuarial losses	10	10	-	(2)	10	8	0.06	0.04
Restructuring, impairment and plant closing and transition costs	11	14	-	(3)	11	11	0.06	0.06
Plant incident remediation costs	-	1	-	-	-	1	-	0.01
Adjusted(1)	$136	$271	$(25)	$(42)	27	141	$0.15	$0.71

Adjusted income tax expense(1)					25	42
Net income attributable to noncontrolling interests					15	15
Adjusted pre-tax income (1)					$67	$198
Adjusted effective tax rate(4)					37%	21%
Effective tax rate					64%	21%

			Income Tax				Diluted Income
	EBITDA		Expense		Net Income		Per Share
	Nine months ended		Nine months ended		Nine months ended		Nine months ended
	September 30,		September 30,		September 30,		September 30,
In millions, except per share amounts	2023	2022	2023	2022	2023	2022	2023	2022
Net income	$212	$597			$212	$597	$1.17	$2.88
Net income attributable to noncontrolling interests	(40)	(46)			(40)	(46)	(0.22)	(0.22)
Net income attributable to Huntsman Corporation	172	551			172	551	0.95	2.66
Interest expense, net from continuing operations	48	46
Income tax expense from continuing operations	66	155	$(66)	$(155)
Income tax expense from discontinued operations(3)	14	14
Depreciation and amortization from continuing operations	208	207
Depreciation and amortization from discontinued operations(3)	-	11
Business acquisition and integration expenses and purchase accounting inventory adjustments	3	11	-	(3)	3	8	0.02	0.04
Costs associated with the Albemarle Settlement, net	-	3	-	(1)	-	2	-	0.01
EBITDA / Income from discontinued operations(3)	(134)	(55)	N/A	N/A	(120)	(30)	(0.66)	(0.14)
(Gain) loss on sale of business/assets	(1)	27	-	(6)	(1)	21	(0.01)	0.10
Income from transition services arrangements	-	(2)	-	-	-	(2)	-	(0.01)
Fair value adjustments to Venator Investment	5	9	-	-	5	9	0.03	0.04
Certain legal settlements and related expenses	4	15	-	(4)	4	11	0.02	0.05
Certain non-recurring information technology project implementation costs	5	4	-	(1)	5	3	0.03	0.01
Amortization of pension and postretirement actuarial losses	25	32	(2)	(7)	23	25	0.13	0.12
Restructuring, impairment and plant closing and transition costs	13	44	(1)	(11)	12	33	0.07	0.16
Plant incident remediation credits	-	(4)	-	1	-	(3)	-	(0.01)
Adjusted(1)	$428	$1,068	$(69)	$(187)	103	628	$0.57	$3.03

Adjusted income tax expense(1)					69	187
Net income attributable to noncontrolling interests					40	46
Adjusted pre-tax income(1)					$212	$861
Adjusted effective tax rate(4)					33%	22%
Effective tax rate					42%	21%

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	September 30,	December 31,
In millions	2023	2022
Cash	$496	$654
Accounts and notes receivable, net	827	834
Inventories	941	995
Other current assets	130	190
Current assets held for sale(3)	-	472
Property, plant and equipment, net	2,313	2,377
Other noncurrent assets	2,662	2,698
Total assets	$7,369	$8,220

Accounts payable	$726	$961
Other current liabilities	432	480
Current portion of debt	113	66
Current liabilities held for sale(3)	-	194
Long-term debt	1,493	1,671
Other noncurrent liabilities	951	1,008
Huntsman Corporation stockholders’ equity	3,429	3,624
Noncontrolling interests in subsidiaries	225	216
Total liabilities and equity	$7,369	$8,220

Table 6 – Outstanding Debt

	September 30,	December 31,
In millions	2023	2022
Debt:
Revolving credit facility	$-	$55
Accounts receivable programs	101	166
Senior notes	1,454	1,455
Variable interest entities	28	35
Other debt	23	26
Total debt - excluding affiliates	1,606	1,737
Total cash	496	654
Net debt - excluding affiliates(5)	$1,110	$1,083

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Nine months ended
	September 30,		September 30,
In millions	2023	2022	2023	2022
Total cash at beginning of period	$502	$608	$654	$1,041
Net cash provided by operating activities from continuing operations	167	285	85	595
Net cash (used in) provided by operating activities from discontinued operations(3)	(4)	3	(40)	9
Net cash (used in) provided by investing activities from continuing operations	(49)	(56)	395	(176)
Net cash used in investing activities from discontinued operations(3)	-	(3)	(4)	(12)
Net cash used in financing activities	(117)	(296)	(581)	(905)
Effect of exchange rate changes on cash	(3)	(26)	(13)	(37)
Total cash at end of period	$496	$515	$496	$515

Free cash flow from continuing operations(2):
Net cash provided by operating activities from continuing operations	$167	$285	$85	$595
Capital expenditures	(50)	(57)	(147)	(186)
Free cash flow from continuing operations(2)	$117	$228	$(62)	$409

Supplemental cash flow information:
Cash paid for interest	$(9)	$(8)	$(43)	$(41)
Cash paid for income taxes	(20)	(17)	(82)	(171)
Cash paid for restructuring and integration	(13)	(18)	(51)	(43)
Cash paid for pensions	(21)	(11)	(41)	(35)
Depreciation and amortization from continuing operations	69	72	208	207

Change in primary working capital:
Accounts and notes receivable	$17	$69	$17	$(60)
Inventories	56	72	33	(128)
Accounts payable	(11)	(80)	(209)	(113)
Total change in primary working capital	$62	$61	$(159)	$(301)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing and transition costs; and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	During the first quarter 2023, we completed the divestiture of our Textile Effects business, which is reported as discontinued operations on the income and cash flow statements and held for sale on the December 31, 2022 balance sheet.

(4)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4 for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(5)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2022 revenues of approximately $8 billion from our continuing operations. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 60 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 7,000 associates within our continuing operations. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2022, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.